Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118646, 333-118647, 333-99337, 333-68387, 333-48969, 333-35193, 333-24621, 33-90976, and 33-74780 of Health Net, Inc. on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedules of Health Net Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2004 .

/s/ Deloitte & Touche LLP

Los Angeles, California

March 14, 2005